Knoll

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports First Quarter Results, Announces New Design Initiatives

EAST GREENVILLE, PA, April 16, 2009 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2009. Net sales were $212.6 million for the quarter, a decrease of 20.6% from first quarter of 2008. Operating profit for the quarter was $16.8 million, compared with $31.9 million in the first quarter of 2008. Excluding restructuring charges of $6.2 million, operating profit was $23.0 million during the first quarter of 2009, or 10.8% of net sales, a decrease of 27.9% from the first quarter of 2008. Net income was $9.5 million, a decrease of 45.1% over the first quarter of 2008, and adjusted earnings per share was down 19.4% to $0.29 from $0.36 in the prior year.

"Our industry is clearly in the midst of a very rapid decline in customer demand" stated Andrew Cogan, CEO. "We have taken and continue to take actions to lower our costs and protect our industry leading levels of profitability."

"Our strategy of diversifying our sources of revenue into high design content businesses has helped buffer our results and this June at our annual NeoCon® tradeshow we will launch important new products including our new Generation by Knoll™ work chair that will greatly enhance our position in key design driven categories. It is exactly in difficult times like these that great design has the potential to inspire clients to invest in their work environments."

First Quarter Results

First quarter 2009 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/09	3/31/08	Change

Net Sales	$212.6	$267.8	(20.6)%
Gross Profit	74.8	90.3	(17.2)%
Operating Expenses	51.8	58.4	(11.3)%
Restructuring Charges	6.2	-	-%
Operating Profit	16.8	31.9	(47.3)%
Adjusted Operating Profit	23.0	31.9	(27.9)%
Net Income	9.5	17.3	(45.1)%
Earnings Per Share - Diluted	.21	.36	(41.7)%
Adjusted Earnings Per Share	.29	.36	(19.4)%
Backlog	163.8	204.4	(19.9)%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $212.6 million, a decrease of $55.2 million, or 20.6%, from the first quarter of 2008. The decrease in sales was experienced across all product categories. Backlog of unfilled orders at March 31, 2009 was $163.8 million, a decrease of $40.6 million, or 19.9% compared to unfilled orders of $204.4 million at March 31, 2008.

Gross profit for the first quarter of 2009 was $74.8 million, a decrease of $15.5 million, or 17.2%, over the same period in 2008. Gross margin increased to 35.2% from 33.7% in the same quarter of 2008. The increase from the first quarter of 2008 largely resulted from favorable movements in foreign exchange. In addition, we benefited from cost cutting measures that were initiated during the second quarter of 2008, continuous improvement in our factories, and our global sourcing efforts.

Operating expenses for the quarter were $51.8 million, or 24.4% of sales, compared to $58.4 million, or 21.8% of sales, for the first quarter of 2008. The decrease in operating expenses during the first quarter of 2009 was in large part due to decreased spending in conjunction with our lower sales volumes. In particular, decreased sales and incentive compensation accounted for approximately $3.0 million of the reduction in operating expenses.

Our operating profit for the first quarter of 2009 was $16.8 million, a decrease of $15.1 million, or 47.3%, over the same period in 2008. Operating profit as a percent of sales was 7.9%. Operating profit for the first quarter of 2009 includes restructuring charges of $6.2 million. Excluding those restructuring charges, operating profit would have been $23.0 million, or 10.8% of net sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense decreased $2.1 million from $4.9 million to $2.8 million during the first quarter of 2009 due to lower average borrowing rates.

Other income/expense during the first quarter of 2009 included an approximate $1.1 million gain due to foreign currency translation and $0.2 million gain on miscellaneous income. Other income/expense during the first quarter of 2008 included an approximate $0.3 million loss due to foreign currency translation and a $0.1 million gain on miscellaneous income.

Our effective tax rate was 37.8% for the quarter, as compared to 35.4% for the same period last year. The increase in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate.

Cash used in operations during the first quarter 2009 was $14.8 million, compared with cash provided by operations of $6.2 million the year before. Capital expenditures for the period totaled $5.1 million compared to $2.4 million in the comparable period for 2008. The Company had net borrowings during the first quarter of 2009 of $24.0 million primarily to fund working capital compared to net borrowings of $4.7 million during 2008. The Company also paid a quarterly dividend of $5.4 million, or $0.12 per share, in the first quarter of 2009 compared to $5.7 million, or $0.12 per share, in the first quarter of 2008.

"Our cash requirements are generally higher in the first quarter as we pay accrued performance related compensation to our associates which reduces our accrued liabilities. Looking ahead with the reduced demand, we are focusing on programs to substantially reduce our working capital requirements in accounts receivable and inventories which will free up cash to reduce our debt. Maintaining a strong balance sheet with ample liquidity is a high priority as we face these current economic uncertainties", stated Barry McCabe, CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles adjusted earnings per share to earnings per share for the periods indicated.

	Three Months Ended March 31,
	2009	2008

Earnings per Share - Diluted	$0.21	$0.36
Add back:
Restructuring charges	0.08	-

Adjusted Earnings per Share - Diluted	$0.29	$0.36

The following table reconciles adjusted operating profit to operating profit for the periods indicated.

	Three Months Ended March 31,
	2009	2008

Operating Profit ($mm)	$16.8	$31.9
Add back:
Restructuring charges	6.2	-

Adjusted Operating Profit	$23.0	$31.9

Conference Call Information

Knoll will host a conference call on Thursday, April 16, 2009 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 798-2801

International 617 614-6205

Passcode 36749351

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 23, 2009 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 59724578).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Sales	$212,609	$267,808
Cost of sales	137,842	177,485

Gross profit	74,767	90,323
Selling, general, and administrative expenses	51,763	58,422
Restructuring charges	6,239	-

Operating income	16,765	31,901
Interest expense	2,771	4,934
Other income (expense), net	1,324	(195)

Income before income tax expense	15,318	26,772
Income tax expense	5,793	9,494

Net income	$9,525	$17,278

Earnings per share:
Basic	$.21	$.36
Diluted	$.21	$.36
Weighted-average shares outstanding:
Basic	45,301,358	47,725,944
Diluted	45,301,358	47,905,879

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,297	$14,903
Customer receivables, net	128,462	126,051
Inventories	96,524	100,225
Prepaid and other current assets	19,916	19,069

Total current assets	257,199	260,248
Property, plant, and equipment, net	131,932	132,168
Intangible assets, net	298,683	299,120
Other noncurrent assets	5,744	6,124

Total Assets	$693,558	$697,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$120	$121
Accounts payable	70,947	78,442
Other current liabilities	91,487	116,457

Total current liabilities	162,554	195,020
Long-term debt	361,257	337,258
Other noncurrent liabilities	122,958	120,763

Total liabilities	646,769	653,041

Stockholders' equity	46,789	44,619

Total Liabilities and Stockholders' Equity	$693,558	$697,660

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Net income	$9,525	$17,278

Cash Flows (used in) provided by Operating Activities	(14,840)	6,206

Cash Flows used in Investing Activities	(5,138)	(2,386)

Cash Flows provided by (used in) Financing Activities	17,920	(7,033)

Effect of exchange rate changes on cash and cash equivalents	(548)	(278)

(Decrease) in cash and cash equivalents	(2,606)	(3,491)

Cash and cash equivalents at beginning of period	14,903	17,975

Cash and cash equivalents at end of period	$12,297	$14,484